Exhibit 20

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made by and among Intermix Media, Inc. (f/k/a eUniverse, Inc.), a Delaware corporation (the “Company”) and the holders (the “Stockholders”) of the Company’s Series C Convertible Preferred Stock (the “Series C”) listed on the signature pages hereto.

RECITALS

WHEREAS, the Stockholders own certain shares of the Series C, purchased pursuant to the terms of that certain Series C Preferred Stock Purchase Agreement, dated as of October 31, 2003 (the “Purchase Agreement”).

WHEREAS, the Company believes that the prospects for listing and quotation of its common stock on a national exchange or quotation system would be furthered by the limitation of Series C voting rights described in this Agreement.

WHEREAS, the listing of the Company’s common stock on a national exchange or quotation system would significantly benefit all of the Company’s stockholders, including the Stockholders, by enhancing the value and liquidity of their shares and the parties therefore desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the conditions and promises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Voting Of Series C Shares.  The Stockholders hereby agree that they will only vote that percentage of Series C Preferred held by them at any time as is equal to $1.50 divided by $1.90 (approximately 78.947%), rounded down to the nearest whole share.  This Section shall not apply to any common stock issued upon conversion of the Series C.

2.          Representations and Warranties.  The Company hereby represents and warrants to the Stockholders as follows:  (a) the Company is not in breach of any of its agreements with the Stockholders or their affiliates; (b) the Company has all necessary approvals and consents necessary to execute and perform this Agreement; and (c) the Company has advised the Stockholders of all material matters associated with the Company obtaining listing and/or quotation of its common stock.  Each of the Company on the one hand and each Stockholder on the other hand hereby represents and warrants to the other that (a) it is validly existing and in good standing under the laws of its state of organization, and has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby, (b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on it’s part and (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of such party enforceable against it in accordance with its terms.

3.          Waivers and Amendments. Upon the written consent of the Company and the Stockholders the obligations and rights of the Company and the Stockholders under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 3.

4.          Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

(a) If to any Stockholder:

VantagePoint Venture Partners

1001 Bayhill Drive, Suite 300

San Bruno, CA 94066

Attention:  General Counsel

Facsimile No.: (650) 869-6344

with a copy to:

Orrick, Herrington & Sutcliffe LLP

400 Sansome Street

San Francisco, CA 94111

Attention: Richard Harroch, Esq.

Facsimile No.: (415) 773-5759

or (b) If to the Company:

Intermix Media, Inc.

6060 Center Drive, Suite 300

Los Angeles, CA 90045

Facsimile No.: 310-215-2757

Attn: General Counsel

with a copy to:

Fulbright & Jaworski L.L.P.

865 South Figueroa St.

Los Angeles, CA 90017

Attention: J. Keith Biancamano, Esq.

Facsimile No.: (213) 680-4518

or at such other address as the Company or the Stockholders may specify by written notice to the other, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

5.          No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.          Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

7.          Governing Law. The internal laws, and not the laws of conflicts of California shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

8.          Dispute Resolution.  In the event of any dispute arising out of or relating to this Agreement, then such dispute shall be resolved solely and exclusively by confidential binding arbitration with the San Francisco branch of JAMS (“JAMS”) to be governed by JAMS’ Commercial Rules of Arbitration in effect at the time of the commencement of the arbitration (the “JAMS Rules”) and heard before one arbitrator.  The parties shall attempt to mutually select the arbitrator.  In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.  Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

9.          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREE TO THE ARBITRATION PROVISION CONTAINED IN SECTION 8.

10.        Indemnification.  The Company agrees to protect, indemnify, defend and hold harmless each Stockholder and all of its members, affiliates, partners, and their respective directors, members, attorneys (including, without limitation, those retained in connection with the transactions contemplated by this Agreement), representatives, officers, and employees (collectively, the “Indemnitees”) from and against any and all liabilities, losses, damages or expenses (including in respect of or for attorney’s fees and other expenses) of any kind or nature and from any suits, claims or demands, causes of action, proceedings, (payable by the Company monthly in advance of being incurred if the Company is not immediately assuming satisfactory defense of the matter, in the amounts reasonably estimated by the Indemnitee to be incurred) arising on account of, relating to, in connection with, or as a result of (i) any breach of a representation or warranty of the Company contained herein, (ii) any violation by the Company, its subsidiaries or their respective officers, directors and employees of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable rule, regulation or law arising on account of, relating to, in connection with, or as a result of this

Agreement and/or the transactions contemplated herein and (iii) any claims, litigation, or proceedings arising out of, in connection with, or relating to this Agreement, except to the extent such liability is finally judicially determined to directly arise from the willful misconduct or gross negligence of any such Indemnitee.  Upon receiving knowledge of any suit, claim or demand asserted by a third party that Indemnitee believes is covered by this indemnity, Indemnitee shall give the Company notice of the matter and an opportunity to defend it, at the Company’s sole cost and expense, with legal counsel reasonably satisfactory to Indemnitee. Any failure or delay of Indemnitee to notify the Company of any such suit, claim or demand shall not relieve the Company of its obligations under this Section but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable.  The obligations of the Company under this section shall survive the performance of the Company’s obligations under this Agreement.

11.        Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

12.        Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof, provided that, notwithstanding the foregoing, that certain Agreement between the Stockholders and the Company dated as of January 30, 2004 and relating to antidilution and the voting rights of the Series C shall remain in full force and effect as written.

13.        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.        Construction.  All provisions of this Agreement have been negotiated at arms length, each party having legal counsel, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.  The language in this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

15.        Reservation of Rights. All rights of the Stockholders set forth in the Purchase Agreement, the Certificate of Designation of Series C Convertible Preferred Stock and/or any and all other agreements or documents related to any of the foregoing, shall continue in full force and effect for the benefit of the Stockholders, except to the extent affected by Section 1 hereof.

16.        Costs.  The Company shall promptly reimburse the Stockholders’ legal fees and expenses incurred in connection with their review and entry into this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized representative of each party hereto as of                   , 2004.

Intermix Media, Inc.

By:	/s/ Richard Rosenblatt
Name:
Title:

VantagePoint Venture Partners IV (Q), L.P. By: VantagePoint Venture Associates IV, L.L.C., Its General Partner
By:	/s/ Alan E. Salzman
Name:
Title: Managing Member

VantagePoint Venture Partners IV, L.P. By: VantagePoint Venture Associates IV, L.L.C. Its General Partner

By:	/s/ Alan E. Salzman
Name:
Title:Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P. By: VantagePoint Venture Associates IV, L.L.C. Its General Partner

By:	/s/ Alan E. Salzman
Name:
Title: Managing Member